Exhibit 99.1

City Office REIT Acquires Office Property in Denver, Colorado

VANCOUVER—February 4, 2015—City Office REIT, Inc. (NYSE: CIO), announced today that it has acquired Logan Tower in Denver, Colorado for a purchase price of $10.5 million. Logan Tower is a 69,968 square foot multi-tenant office building that is 95% occupied and located in downtown Denver. The acquisition is anticipated to generate an initial full-year cash net operating income yield of approximately 8.0% based on the purchase price. The purchase was closed all cash and the property will be contributed to City Office REIT’s credit facility as additional security.

“Logan Tower is well located in Denver’s uptown submarket and is adjacent to both the central business district and the State Capitol. The property was recently renovated and has a diversified and stable tenant base. The acquisition price is approximately $150 per square foot, which offers great value and a significant discount to replacement cost” said James Farrar, Chief Executive Officer of City Office REIT. “Logan Tower provides an attractive in-place cash flow in one of our key target markets, with substantial upside as leases roll. The current gross rental rate is approximately $18.00 per square foot which is an estimated $5.00 per square foot below current market rates. Over the next five years, we expect to generate materially higher net operating income as under market leases rollover.”

About City Office REIT, Inc.

City Office REIT is a real estate company focused on owning high-quality office properties in attractive markets primarily in the Southern and Western United States. City Office REIT currently owns or has an interest in 2.4 million square feet of office properties. Additional information about City Office REIT is available on the company’s website at www.cityofficereit.com. The Company intends to elect to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward-looking Statements

This press release contains “forward looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements that are not statements of historical facts are, or may be deemed to be, forward looking statements. Forward looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include factors described in our news releases and filings with the Securities and Exchange Commission. The Company does not have any obligation to publicly update any forward looking statements to reflect subsequent events or circumstances.

Contact

City Office REIT, Inc.

Anthony Maretic

+1-604-806-3366

investorrelations@cityofficereit.com